Exhibit 10.8

NEWELL RUBBERMAID INC. 2013 INCENTIVE PLAN

2018 RESTRICTED STOCK UNIT AWARD AGREEMENT (“AGREEMENT”)

A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Brands Inc. (formerly known as Newell Rubbermaid Inc.), a Delaware corporation (the “Company”), to the employee (the “Grantee”) named in the Award Letter provided to the Grantee (the “Award Letter”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.

1. Acceptance by Grantee. The receipt of the Award is conditioned upon the Grantee’s acceptance of the Award Letter, thereby becoming a party to this Agreement, no later than sixty (60) days after the date of the Award set forth therein (the “Award Date”) or, if later, thirty (30) days after the Grantee is informed of the availability of this Agreement.

2. Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award Letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive, as determined by the Company, either a payment of a share of Common Stock for each RSU or cash equal to the Fair Market Value of a share of Common Stock on the date of vesting of the Grantee’s Award, or a combination thereto, as described in Section 7 of this Agreement.

3. RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.

4. Dividend Equivalents. Upon the record date of any dividend on Common Stock that occurs during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described with Section 5, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that record date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 6. Any such dividend equivalents relating to RSUs that are forfeited shall also be forfeited. Any payments of such accumulated amounts shall be payments of dividend equivalents, and shall not constitute payments of dividends to the Grantee that would violate the provisions of Section 8 of this Agreement.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

5. Vesting.

(a) Except as described in subsections (b), (c), (d), (e) and (f) below, the Grantee shall become vested in his Award of RSUs ratably in one-third increments (rounded down to the nearest whole share of Common Stock) on the first and second anniversaries of the Award Date and with respect to the remaining RSUs on the third anniversary of the Award Date, if (i) the Grantee remains in continuous employment with the Company or an affiliate until such vesting date and (ii) the performance criteria applicable to the ratable increment of such Award of RSUs, if any, set forth in Exhibit A to this Agreement, are satisfied.

(b) If, prior to the third anniversary of the Award Date, the Grantee dies or incurs a disability while employed by the Company or an affiliate, the portion of the Award then unvested shall become vested on the date of Grantee’s death or disability notwithstanding whether the performance criteria applicable to the unvested portion of the Award, if any, have been satisfied, except that the portion of the then unvested Award with respect to which the vesting date has passed as of the date of Grantee’s death or disability, without satisfaction of any performance conditions applicable thereto, shall not become vested as of the date of Grantee’s death or disability. For this purpose “disability” means (as determined by the Committee in its sole discretion) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months. The portion of the Award that does not vest shall be forfeited to the Company.

(c) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date due to Grantee’s retirement, without cause, on or after the date on which the Grantee has attained age fifty-five (55) with ten or more years of credited service, any unvested RSUs granted twelve (12) or more months prior to Grantee’s retirement shall remain outstanding until the applicable vesting date, at which time the RSUs will vest as provided in this Section 5(c) notwithstanding whether the performance criteria applicable to the unvested portion of the Award, if any, have been satisfied, and the Grantee will receive “Pro-Rated RSUs” (without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date), except that the portion of the then unvested Award with respect to which the vesting date has passed as of the date of Grantee’s retirement, without satisfaction of any performance conditions applicable thereto, shall not become vested as of the applicable vesting date. The portion of the Award that does not vest shall be forfeited to the Company. For the avoidance of doubt, any Award made less than twelve (12) months prior to retirement shall be forfeited and no portion of such Award shall vest. For purposes of this subsection (c):

(1) The term “affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

(2) The term “credited service” means the Grantee’s period of employment with the Company and all affiliates since the most recent date of hire (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of thirty (30) days.

(3) The term “cause” means the Grantee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company.

(4) The term “Pro-Rated RSUs” means, with respect to the RSUs granted to the Grantee, the portion of each ratable increment of RSUs determined by dividing the full number of months of Grantee’s employment with the Company and all affiliates from the Award Date until Grantee’s retirement by the full number of months in the applicable vesting period (in each case carried out to three decimal points).

(d) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date either by the Company for any reason other than Good Cause or by the Grantee for Good Reason, any unvested RSUs shall remain outstanding until the applicable vesting date, at which time the RSUs shall vest in full as provided in this Section 5(d) (without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date) notwithstanding whether the performance criteria applicable to the unvested portion of the Award, if any, have been satisfied, except that the portion of the then unvested Award with respect to which the vesting date has passed as of the date Grantee’s employment with the Company and all affiliates terminates as described herein, without satisfaction of any performance conditions applicable thereto, shall not become vested as of the date Grantee’s employment terminates. For purposes of this Agreement:

(1) “Good Cause” means:

i. the Grantee’s willful engagement in misconduct in the performance of his or her duties that causes material harm to the Company; or

ii. the Grantee’s conviction of a criminal violation involving fraud or dishonesty.

Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by the Grantee and/or the Company to attain financial or other business objectives; any personal or policy disagreement between the Grantee and the Company or any member of the Board; or any action taken by the Grantee in connection with his or her duties if the Grantee has acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Company and had no reasonable cause to believe his or her conduct was improper.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

Notwithstanding anything herein to the contrary, in the event the Company terminates the employment of the Grantee for Good Cause hereunder, the Company shall give the Grantee at least thirty (30) days’ prior written notice specifying in detail the reason or reasons for the Grantee’s termination.

(2) “Good Reason” shall exist if, without the Grantee’s written consent:

i. there is a material change in the nature or the scope of the Grantee’s authority or duties;

ii. the Grantee is required to report (A) to an officer with a materially lesser position or title than the officer to whom the Grantee reported before such change in reporting structure was instituted, if the Grantee is not the Chief Executive Officer of the Company, or (B) to other than the entire Board, if the Grantee is the Chief Executive Officer of the Company;

iii. a material reduction in the Grantee’s rate of base salary;

iv. the Company changes by fifty (50) miles or more the principal location in which the Grantee is required to perform services;

v. the Company terminates or materially amends, or terminates or materially restricts the Grantee’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Grantee is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment; or

vi. the Company materially breaches the provisions of this Agreement.

A termination of the Grantee’s employment shall not be deemed to be for Good Reason unless (i) the Grantee gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Grantee’s termination occurs not later than ninety (90) days after such event or condition initially occurs or exists, in each case without the Grantee’s written consent.

(e) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date for any reason other than those described in subsections (b), (c), and (d) of this Section 5, the then-unvested portion of the Award shall be forfeited to the Company, automatically upon such termination of the Grantee’s employment, without further action required by the Company, and no portion of the Award shall thereafter vest.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

(f) The provisions of Section 12.1(b) of the Plan shall apply to the Grantee’s Award of RSUs in the event of a Change in Control, and Plan Section 12.1(a) shall be inapplicable to such Award of RSUs. For the avoidance of doubt, RSUs following a Change in Control shall be treated in the same manner as if the RSUs were solely time-based (e.g., the value of any unvested RSUs shall equal the value of any unvested time-based RSUs, and any unvested RSUs shall either be replaced by a time-based equity award or become immediately vested) and the performance criteria applicable to such RSUs, if any, set forth in Exhibit A to this Agreement, shall no longer apply.

The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company or any of its affiliates to the extent such provisions provide treatment that is more favorable to the Grantee than the treatment described in this Section 5, and such more favorable provisions in such employment security agreement or severance agreement concerning vesting of an Award shall supersede any inconsistent or contrary provision of this Section 5. For the avoidance of doubt, to the extent any written employment security agreement or severance agreement provides for treatment that conflicts with the treatment described in this Section 5, the Grantee shall be entitled to the treatment more favorable to the Grantee.

6. Settlement of Award. If a Grantee becomes vested in the Award in accordance with Section 5, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, either a number of shares of Common Stock equal to the number of vested RSUs and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs, or cash equal to the Fair Market Value of such shares of Common Stock and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs on the date of vesting, or a combination thereof. Such shares and/or cash shall be delivered/paid in a single sum within thirty (30) days following the date of vesting as defined in Section 5.

7. Withholding Taxes. The Company shall withhold from any payment made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a payment made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock. Payment of such taxes may be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of withholding tax to the Company from the proceeds of the sale of shares of Common Stock subject to the Award, (iii) by directing the Company to withhold a number of shares of Common Stock otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (iv) by delivery to the Company of other shares of Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or by certifying to ownership by attestation of such previously owned shares of Common Stock, or (v) any combination of the foregoing.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

8. Rights as Stockholder. Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

9. Share Delivery. Delivery of any shares of Common Stock in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).

10. Award Not Transferable. The Award may not be transferred other than by last will and testament or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

11. Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.

12. Section 409A Compliance. To the extent that the Grantee’s right to receive payment of the RSUs and related dividend equivalents constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and regulatory guidance promulgated thereunder (“Section 409A”), then notwithstanding anything contained in the Plan to the contrary, the shares of Common Stock and cash otherwise deliverable under Sections 4 and 6 shall be delivered in accordance with the requirements of Section 409A of the Code because:

(a) The shares of Common Stock underlying the vested RSUs and the related dividend equivalents that are to become vested, and are deliverable, on the first, second and/or third anniversaries of the Award Date (where the Grantee either remains in continuous employment with the Company or an affiliate until such vesting date, terminates employment prior to the third year anniversary of the Award Date due to retirement, as defined above, is terminated by the Company for any reason other than Good Cause, or terminates employment for Good Reason) shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within thirty (30) days following the applicable anniversary of the Award Date.

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

(b) The shares of Common Stock underlying the vested RSUs and the related dividend equivalents that are to become vested, and are deliverable, prior to the applicable anniversary of the Award Date on the Grantee’s death or disability shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within thirty (30) days following the Grantee’s death or disability.

(c) In the event that any taxes described in Section 7 of this Agreement are due prior to the distribution of shares of Common Stock or cash underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation in cash.

(d) Notwithstanding any provision of this Agreement, the Grantee shall be solely responsible for the tax consequences related to this Award, and neither the Company nor its affiliates shall be responsible if the Award fails to comply with, or be exempt from, Section 409A of the Code.

13. Restrictive Covenants.

(a) Definitions. The following definitions apply in this Agreement:

(1) “Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by the Grantee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

(2) “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

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MANAGEMENT COMMITTEE - MAY 2018

(3) Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Grantee obtained prior to the Grantee’s employment with the Company.

(4) “Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Grantee’s possession by reason of the Grantee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.

(5) “Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Grantee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Grantee’s work for the Company and which was developed entirely on the Grantee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.

(b) Confidentiality

(1) During the Grantee’s employment and for a period of five (5) years thereafter, regardless of whether the Grantee’s separation is voluntary or involuntary or the reason therefor, the Grantee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Grantee’s possession in any way by reason of the Grantee’s employment, except for the benefit of the Company in the course of the Grantee’s employment by it, and not in competition with or to the detriment of the Company. The Grantee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Grantee’s duties shall require and as authorized by the Company, and upon termination of the Grantee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Grantee shall retain no copies thereof.

(2) During the Grantee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Grantee, the Grantee will maintain all Trade Secrets to which the Grantee has received access while employed by the Company as confidential and as the property of the Company.

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MANAGEMENT COMMITTEE - MAY 2018

(3) The foregoing means that the Grantee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Grantee or of any third party, or disclose them to others, except as required by the Grantee’s employment with the Company or as authorized above.

(4) Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(c) Inventions and Designs

(1) The Grantee will promptly disclose to the Company all Inventions that the Grantee develops, either alone or with others, during the period of the Grantee’s employment. All inventions that the Grantee has developed prior to this date have been identified by the Grantee to the Company. The Grantee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

(2) The Grantee hereby assigns any right and title to any Inventions to the Company.

(3) With respect to Inventions that are copyrightable works, any Invention the Grantee creates will be deemed a “work for hire” created within the scope of the Grantee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the Grantee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).

(4) The Grantee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Grantee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.

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MANAGEMENT COMMITTEE - MAY 2018

(d) Non-Solicitation. Throughout the Grantee’s employment and for twenty-four (24) months thereafter, the Grantee agrees that the Grantee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Grantee has had contact for the purpose of performing the Grantee’s job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Grantee’s employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom the Grantee has material contact through performance of the Grantee’s job duties and responsibilities or through otherwise performing services on behalf of the Company).

(e) Non-Competition. Throughout the Grantee’s employment and for twenty-four (24) months thereafter, whether terminated for any reason or no reason, Grantee will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which Grantee has provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product line or category that accounts for less than two percent (2%) of the consolidated net sales of the Company or the Grantee’s new employer during the last completed fiscal year prior to the termination of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.

(f) Non-Disparagement. Throughout the Grantee’s employment and for twenty-four (24) months thereafter, whether terminated for any reason or no reason, the Grantee agrees not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

(g) Enforcement.

(1) The Grantee acknowledges and agrees that: (i) the restrictions provided in this Section 13 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Grantee under this Agreement; and (ii) the Grantee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

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(2) The Grantee also recognizes and agrees that should the Grantee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Grantee therefore agrees that in the event of the breach or threatened breach by the Grantee of any of the terms and conditions of Section 13 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Grantee additionally agrees that if the Grantee is found to have breached any covenant in this Section 13 of the Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 13 of the Agreement.

(3) Grantee may transfer between Newell Brands subsidiaries, Divisions or brands and/or assume different job duties during employment. In that case, these Confidentiality and Non-Solicitation provisions shall automatically be assigned to any other Company employer without any further action by Grantee and without any additional consideration for this Agreement to be enforceable against Grantee by Company.

14. Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its affiliates hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact his or her local human resources representative.

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15. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

16. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Grantee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Grantee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.

17. Acknowledgment. BY ACCEPTING THE AWARD LETTER, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD LETTER.

NEWELL BRANDS INC.

/s/ Bradford R. Turner

Bradford R. Turner, Chief Legal and Administrative

Officer and Corporate Secretary

RETENTION GRANT

MANAGEMENT COMMITTEE - MAY 2018

Exhibit A

Newell Rubbermaid Inc. 2013 Incentive Plan

2018 Restricted Stock Unit Award Agreement

Performance Criteria Applicable to RSUs

Performance Metrics – RSU Awards
Torres	RSUs vesting on the first anniversary of the Award Date	Reduction of Transformation Office personnel and consulting costs from $123M in FY 2017 to $75M in FY 2018
	RSUs vesting on the second and third anniversaries of the Award Date	Reduce Transformation Office costs to $15M run rate by March 1, 2020

The above conditions shall no longer apply in the event of a termination of the Grantee’s employment due to death or disability, retirement, by the Company without Good Cause or by the Grantee for Good Reason, or in the event of a Change in Control, as set forth in this Agreement.